Exhibit 99.3

CORPORATE GOVERNANCE PRINCIPLES

1.	General Philosophy. The board of directors, which is elected by the shareholders, is the ultimate decision-making body of the Corporation except with respect to those matters reserved to the shareholders. It selects the senior management team, which is charged with the conduct of the Corporation’s business. Having selected the senior management team, the board acts as an advisor and counselor to senior management and ultimately monitors its performance.

2.	Board of Directors Functions. The board of directors endeavors to provide effective governance over First Indiana’s business affairs for the benefit of its shareholders, and to balance such interests with the interests of its other stakeholders, including its customers, employees, and local communities.

3.	Director Qualifications and Nominations. The board of directors will have a majority of directors who satisfy the requirements to be considered an “independent director” under the rules of Nasdaq. The Governance and Nominating Committee of the board of directors is responsible for recommending individuals for nomination by the board for election as directors. The Governance and Nominating Committee is also responsible for reviewing with the board of directors, on an annual basis, the requisite skills and characteristics of members of the board of directors. This skills and characteristics assessment includes independence, business, strategic, and financial skills, as well as overall experience in the context of the needs of the board of directors as a whole. Nominees for director are selected by the Governance and Nominating Committee in accordance with the policies and principles of these guidelines. Shareholders may submit the name and qualifications of candidates for the board of directors to the chairman of the Governance and Nominating Committee (see item 18 below “Communications with the Board of Directors”). Each shareholder recommendation, together with any information about the candidate’s qualifications, will be evaluated by the Governance and Nominating Committee along with any other proposed candidates. The Governance and Nominating Committee shall concentrate its focus on candidates with the following characteristics and qualifications:

•	CEOs or other persons in positions of active leadership with a business or professional interest within the geographic area served by the Corporation.
•	Individuals representing diversity in gender and ethnicity.
•	Individuals who meet the current criteria to be considered independent directors.
•	Individuals who are leaders in the Indianapolis community with knowledge of the community, relationships in the community, and standing in the community.

4.	Director Change in Status. In the event of a change in the principal occupation, business association or residence of a director, such director shall notify the Governance and Nominating Committee of such change. The Governance and Nominating Committee shall determine if it is in the best interest of the Corporation for such director to continue to serve as a member of the board of directors.

5.	Term Limits or Director Retirement. The board does not endorse arbitrary term limits on directors’ service, nor does it believe in automatic re-nomination. However, the board has adopted a principle not to nominate a person for director after his or her 70th birthday.

6.	Director Service on Other Public Boards. To preserve independence and to avoid conflicts of interest, it is our policy that each director advise the chairman of the Governance and Nominating Committee in advance of accepting an invitation to serve on the board of directors of another public company.

7.	Voting for Directors. In an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly (within 30 days) resign following certification of the shareholder vote. It is our policy to include this principle in each proxy statement relating to an election of directors of the Corporation.

8.	Director Compensation. The Compensation Committee annually reviews the compensation of directors.

9.	Ownership Requirements. All non-employee directors are required to hold First Indiana stock worth at least five times their annual retainer. Employee directors are required to hold First Indiana stock worth at least five times their salary. New directors have five years to attain this ownership threshold, and it is our policy that directors will not reduce their holdings of First Indiana stock if they have not reached the ownership threshold.

10.	Committees. It is the general policy of the Corporation that all major decisions be considered by the board as a whole. As a consequence, the committee structure of the board is limited to those committees considered to be basic to, or required for, the operation of a publicly owned company. Currently these committees are the Executive Committee, Audit Committee, Governance and Nominating Committee, and Risk Committee.

The Audit, The Compensation, and the Governance and Nominating Committees are made up of only independent directors. Members of the Audit Committee also must satisfy an additional Nasdaq independence standard. Specifically, they may not accept directly or indirectly any consulting, advisory, or other compensatory fee from First Indiana or any of its subsidiaries.

11.	CEO Performance and Annual Evaluation. The Compensation Committee is responsible for setting annual and long-term performance goals for the chairman and CEO and for evaluating his or her performance against the goals.

12.	Senior Management Performance and Annual Evaluation. The Compensation Committee is also responsible for setting annual and long-term performance goals for the senior managers.

13.	Meeting Attendance. Directors are expected to attend each regular and special meeting of the board of directors and of each committee of which the director is a member. Further, all board members are expected to attend our annual meeting of the shareholders, unless an emergency prevents them from doing so.

14.	Director Access to Officers and Employees. Board members have free access to all other members of management and employees of the Corporation, and, as necessary and appropriate, board members may consult with independent legal, financial, and accounting advisors to assist in their duties to the Corporation and its shareholders.

15.	Executive Sessions of the Independent Directors. The independent directors will hold at least two (2) executive sessions (preferably in conjunction with regularly-scheduled board meetings) each year without the presence of management and the CEO. In addition, the independent directors may hold other executive sessions with the CEO present or with the chairman present, but without other senior management. The lead director shall preside at the executive sessions of the independent directors.

16.	Lead Director. An independent director will be elected annually by the board of directors as the lead director. The lead director shall preside over executive sessions of the independent directors, facilitate information flow and communications between directors and the chairman, and perform other duties which may be specified by the board.

17.	Annual Committee Self-Evaluation. Each committee is responsible for preparing an annual performance self-evaluation.

18.	Communications with Independent Directors. An employee, officer, shareholder, or other interested party may communicate with the independent directors regarding financial matters by directing the communication to the chairman of the Audit Committee. For matters related to nominations or corporate governance, communications should be directed to the chairman of the Governance and Nominating Committee.

19.	Communications with the Board of Directors. Messages for the chairman of the Audit Committee, the chairman of the Governance and Nominating Committee, any other director, or the board as a whole may be delivered through First Indiana’s corporate secretary at:

First Indiana Corporation Attn: Secretary 135 North Pennsylvania Street, Suite 2800 Indianapolis, Indiana 46204 Fax: 317.269.1292 secretary@firstindiana.com

From time to time we revise our Corporate Governance Principles in response to changing regulatory requirements, evolving best practices, and the concerns of our shareholders and other constituents. Our Corporate Governance Principles are published on our website at www.firstindiana.com under “Investor Relations” and “Governance.”